Exhibit 10.8

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE OMITTED PORTIONS OF THIS DOCUMENT ARE INDICATED BY [**].

AMENDED AND RESTATED OPTION TO PURCHASE
(Johnson County)

This Amended and Restated Option to Purchase (this “Option”) is made and entered into as of this 4TH day of January, 2017 (“Effective Date”) between Victor L. Woltemath (“Victor”) and Juanita E. Woltemath (“Juanita”), husband and wife, as joint tenants with rights of survivorship, whose address is 62044 720 Road, Elk Creek, Nebraska 68348, and Elk Creek Resources Corp., a Nebraska corporation (“Optionee”), whose address is 386 Broadway, PO Box 506, Tecumseh, Nebraska 68450. Whenever used in this Option, the term “Owner” shall refer to Victor and Juanita, individually, and the term “Owners” shall refer to Victor and Juanita, collectively. Owners and Optionee are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

WHEREAS, the Parties entered into that certain Exploration Lease Agreement and Option to Purchase dated March 25, 2010 (“Original Option”), pursuant to which, among other provisions, Owners granted to Optionee the right to purchase all of Owners’ interest in minerals lying in and under certain real property owned by Owners, partially situated in Pawnee County, Nebraska and partially situated in Johnson County, Nebraska;

WHEREAS, the Parties entered into that certain Extension of Exploration Lease Agreement and Option to Purchase dated December 30, 2014, pursuant to which the Parties agreed, among other provisions, to extend the term of the Original Option until March 25, 2020;

WHEREAS, Owner is now willing to give, and Optionee desires to obtain, an option to purchase the surface estate, in addition to Owners’ mineral interest, for that portion of the real property subject to the Original Option that is situated in Johnson County, Nebraska (as defined herein, the “Real Property”) pursuant to the terms and conditions set forth herein; and

WHEREAS, the Parties desire to amend and restate the Original Option with respect to the Real Property as provided herein, and to amend and restate the Original Option with respect to that portion of the real property subject to Original Option that is situated in Pawnee County as provided in that certain Amended and Restated Option to Purchase (Pawnee County) dated as of even date herewith (“Pawnee County Option”).

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Option and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Grant of Option to Purchase Real Property.

(a)           Subject to the terms and conditions set forth in this Option, each Owner hereby grants to Optionee the exclusive and irrevocable right and option to purchase all of such Owner’s respective individual and collective rights, privileges, title and interests of any nature whatsoever in and to the real estate (as defined in Neb, Rev. Stat. § 76-201 (Reissue 2013)) legally described as:

Johnson County, Nebraska:

Township 4 North, Range 11 East, 6th P.M.

Section 32: NE1/4SE1/4

AND

South 54 acres of the S1/2 of the NW1/4 of Section 33, and the N1/2 of the SW1/4 of Section 33, and SE1/4 of the SW1/4 of Section 33, all in Township 4 North, Range 11 East of the 6th Principal Meridian in Johnson County, Nebraska;

AND

The tract of land bounded and described as follows: Commencing at the SW corner of the SE1/4 of Section 33, running thence north 15 1/2 rods, thence East to the middle of the channel of Elk Creek, thence down the middle of the channel of Elk Creek, to the intersection thereof of the South line of said Section, thence West on the Section line to the point of beginning, containing 5 acres, all in Township 4, Range 11, East of the 6th P.M., Johnson County, Nebraska.

(collectively, the “Real Estate”) together with, but without limitation, such Owner’s respective individual and collective rights, privileges, title and interests, if any, whether now existing or acquired at any time during the Option Period or thereafter prior to Closing (as defined in Section 13(i)), in and to (i) any easements, rights of way and other rights used in connection with or as a means of access to any portion of said Real Estate; (ii) any hereditaments and appurtenances of and to said Real Estate; (iii) any streets, alleys, rights-of-way, tracts and parcels adjacent to or used in connection with said Real Estate; (iv) any air rights, water or water rights, including without limitation all wells, canals, ditches, reservoirs of any nature and all rights thereto, appurtenant to or associated with said Real Estate; (v) any buildings, improvements, betterments and fixtures, including without limitation any irrigation systems and storage bins, that are constructed, installed, affixed or otherwise located in, on, upon or in respect of said Real Estate at any time during the Option Period and thereafter prior to Closing (collectively, “Improvements”); (vi) any oil, gas and minerals, including without limitation Niobium, that are in, on, or under or that may be produced from said Real Estate or that may be underlying any easements, roads, or road right of ways within or adjacent to said Real Estate, whether correctly described or not, together with any right of ingress and egress to and from and use of said Real Estate for the purpose of finding, saving, storing, removing, extracting, mining, transporting and marketing any and all oil, gas and minerals therefrom; and (vii) any other rights, privileges, title and interests of such Owner of any nature whatsoever related to said Real Estate or any and all of the foregoing. Whenever used in this Option, the “Real Property” shall mean, collectively, the Real Estate and all of Owners’ respective individual and collective rights, privileges, title and interests in and to the above and foregoing.

(b)          In addition to the consideration provided by Optionee under the Original Option, Optionee shall pay, and Owners shall accept, as consideration for the amendment and restatement of the Original Option as set forth herein and the right to purchase all of the Real Property (including Owners’ mineral rights therein), the aggregate sum of [**] (the “Option Payment”, to be paid in full by Optionee to Owners on or prior to the Effective Date as follows: by a single check made payable to Victor and Juanita Woltemath as joint tenants (or the survivor of them)).

2.            Option Period; Optionee Right to Terminate Option. The term of this Option shall commence on the Effective Date and shall continue until 11:59 p.m. (Central) on March 25, 2020 (“Option Period”). Unless this Option is exercised by Optionee during the Option Period, this Option shall be deemed to be terminated and without any further force or effect. Anything in this Option to the contrary notwithstanding, Optionee (but not any Owner) shall have the right to terminate this Option at any time during the Option Period as of the date specified in a written notice to Owners of such termination, and upon termination by Optionee, this Option shall be deemed to be terminated and without any further force or effect.

3.            Exercise of Option. Optionee may exercise this Option at any time during the Option Period by giving Owners written notice of exercise of the Option (“Notice of Exercise of Option”); provided, however, that in the event Optionee exercises the Option, the purchase of the Real Property, including Optionee’s consummation of the Purchase Transaction (as defined in Section 13), shall be governed by the terms and conditions of this Option. Notice of Exercise of Option shall be deemed to have been given during the Option Period if it is received by either Owner during the Option Period or if it is sent to either Owner during the Option Period at the address identified in Section 14 for notice purposes. The date that the Notice of Exercise of Option is sent, as evidenced by a United States Postal Service postmark, receipt for certified or registered mail, or overnight courier date stamp or, if the Notice of Exercise of Option is personally delivered to either Owner, the date that the Notice of Exercise of Option is received by such Owner, shall be deemed the date of Optionee’s exercise of the Option and shall be referred to in this Option as the “Option Exercise Date”. Notice of Exercise of Option shall be accompanied by a check payable to Owners representing good funds in the aggregate amount of [**] to be used as earnest money (the “Earnest Deposit,” to be paid by Optionee to Owners as follows: by a single check made payable to Victor and Juanita Woltemath as joint tenants (or to the survivor of them)). If the Purchase Transaction is closed, the Earnest Deposit shall be credited towards the Purchase Price; otherwise the Earnest Deposit shall be refunded to Optionee or paid to Owners as provided in this Option.

4.            Mineral Exploration Work and Activities During Option Period. During the Option Period (and if the Option is duly exercised by Optionee, at any time thereafter prior to Closing), Optionee and its employees, contractors, consultants, agents and representatives (collectively, “Optionee’s Representatives”) shall have the exclusive right (at Optionee’s expense) to enter upon, occupy and otherwise use the Real Property for the purpose of conducting any surveys, studies, sampling of surface or subsurface soils, conditions, rock formations/structures or minerals, inspections, and other tests and mineral exploration work and activities in respect of the Real Property as Optionee shall consider appropriate; provided, however, that Optionee shall not be permitted to conduct any mining operations on the Real Property. Prior to entering the Real Property for such purposes, Optionee shall first inform Owners, generally describe the work and activities to be conducted and the general location of such work and activities; provided the Parties intend that notice be given by Optionee prior to the start of a new project involving work or activities under this Section 4, but not on a daily or other routine basis if the project extends beyond one day. Optionee shall use commercially reasonable efforts when conducting such work or activities to avoid unreasonable interference with any agricultural operations on the Real Property.

Upon completion of any such work or activity, Optionee shall repair and restore, at Optionee’s expense, the surface of the Real Property to its condition immediately prior to such work or activity, and shall reimburse Owners for the reasonable value of any loss of crops or livestock damage caused by Optionee’s work or activities on the Real Property. The reasonable value of such loss and damage to be paid pursuant to this Section 4 shall be the value determined by an appraiser mutually agreed upon by Owners and Optionee, provided that if Owners and Optionee cannot agree on an appraiser within thirty (30) days of the date such work causing the damage is complete, then Optionee and Owners shall each select an appraiser, who shall jointly select a third appraiser and the value determined by the third appraiser shall be final and binding.

5.            Drilling Exploration Work During Option Period. During the Option Period (and if the Option is duly exercised by Optionee, at any time thereafter prior to Closing), Optionee and Optionee’s Representatives shall have the exclusive right (at Optionee’s expense) to enter upon, occupy and otherwise use the Real Property for the purpose of conducting exploration drilling at a site or sites on the Real Property to be selected from time to time by Optionee, including the right as and when appropriate (as determined by Optionee in its sole and absolute discretion) to layout and establish access roads to each drilling site. An exploration drill hole which is subject to the payment provisions of this section is defined as a hole in which mineralization has been reached being approximately four hundred to five hundred feet (400’ to 500’) in depth. Optionee shall use commercially reasonable efforts when conducting such exploration drilling permitted under this Section 5 to avoid unreasonable interference with any agricultural operations on the Real Property. In the event that access roads for drill sites are so laid out or established, such roads shall not be rocked, graveled or surfaced. The area of each drilling site shall not exceed two hundred feet (200’) by two hundred feet (200’). Optionee shall pay to Owners drilling fees (each, a “Drilling Fee”) of (i) an aggregate of Five Thousand Dollars ($5,000.00) per drill site that begins on the surface of the Real Property prior to beginning any such exploratory drilling, and (ii) an aggregate of Two Thousand Five Hundred Dollars ($2,500.00) per drill site that begins on the surface at a point that is not on the Real Property, but which passes under the surface of the Real Property, within 10 business days after the date on which such drill hole begins to pass under the Real Property.

To the extent not otherwise paid by application of the provisions of Section 4 or Section 6, Optionee shall repair and restore, at Optionee’s expense, the surface of the Real Property to its condition immediately prior to such exploration drilling, and shall reimburse Owners for the reasonable value of any loss of crops or livestock damage caused by such exploration drilling. The reasonable value of such loss and damage to be paid pursuant to this Section 5 shall be determined using the procedure set forth in Section 4 for such purposes. Without limitation to the preceding provisions of this Section 5, after the completion of all activities in respect of any drill site that begins on the surface of the Real Property, Optionee shall cap such drill holes at least 60 inches below the surface. Capping and abandonment of any drill hole by Optionee will be completed in accordance with all applicable Nebraska law.

In addition to the Drilling Fees, prior to commencement of any drilling at a drill site that begins on the surface of the Real Property, Optionee shall deposit one thousand five hundred dollars ($1,500.00) in escrow with Morrissey’s Tecumseh Abstract and Title Company in Tecumseh, Nebraska (or such other escrow agent as Optionee may, in its sole and absolute discretion, determine from time to time), which amount shall be held in escrow, as security for possible damage or restoration costs in respect of the drilling at such drill site. Such amounts held in escrow shall be returned to Optionee upon completion of any repair or restoration of the surface of the Real Property and the reimbursement of damages, if any, required pursuant to this Section 5.

6.            Optionee’s Improvements and Equipment. During the Option Period (and if the Option is duly exercised by Optionee, at any time thereafter prior to Closing), Optionee and Optionee’s Representatives also shall have the right (at Optionee’s expense) to place, construct and install all buildings, structures, machinery, equipment and other facilities (collectively, “Structures”) on the Real Property as and when appropriate (as determined by Optionee in its sole and absolute discretion) for use in connection with or in furtherance of Optionee’s activities and operations on the Real Property that are permitted under this Option. Optionee shall use commercially reasonable efforts when placing, constructing or installing such Structures to avoid unreasonable interference with any agricultural operations on the Real Property.

To the extent not otherwise paid by application of the provisions of Section 4 or Section 5, Optionee shall reimburse Owners for the reasonable value of any loss of crops or livestock damage caused by the placement, construction or installation of any Structures on the Real Property. The reasonable value of such loss and damage to be paid pursuant to this Section 6 shall be determined using the procedure set forth in Section 4 for such purposes. If Optionee does not exercise its Option, Optionee shall remove any and all Structures placed, constructed or installed by Optionee on the Real Property within 180 days following the date of the earlier of the expiration of the Option Period or termination of this Option by Optionee, and, upon such removal, Optionee shall repair and restore, at Optionee’s expense, the surface of the Real Property to its condition immediately prior to the placement, construction or installation of such Structures, and shall reimburse Owners for the reasonable value of any loss of crops or livestock damage caused by such placement, construction, installation and removal of Structures for which Optionee has not otherwise compensated Owners pursuant to this Section 6 or the other provisions of this Option.

7.            Payment of Damages and Drilling Fees; Claim Limitation Period. Notwithstanding anything in this Option to the contrary, any payment that is required to be paid by application of Sections 4, 5 or 6 (including any Drilling Fee) shall be paid by Optionee to Owners as follows: by a single check made payable to Victor and Juanita Woltemath as joint tenants (or to the survivor of them). Any Drilling Fee due pursuant to Section 5 will be considered to have been timely made if received by either Owner on or before the due date or if, on or before the due date, Optionee sends the required payment to either Owner at the address identified in Section 14 for notice purposes, as evidenced by a United States Postal Service postmark, receipt for certified or registered mail, or overnight courier date stamp.

In addition to any other payment or other obligation of Optionee as a result of Optionee’s conducting any activity permitted by application of any provisions of Sections 4, 5 and 6 of this Option, Optionee covenants that while engaged in any such permitted activity it will not encumber the Real Property prior to the Closing with any construction liens related to its activities; and Optionee agrees it will indemnify and hold each Owner harmless from and against any liens or encumbrances placed on the Real Property arising from Optionee’s failure to promptly pay for any costs or expenses to any third party in respect of Optionee or Optionee’s Representatives having engaged in, conducted or performed any such activity. Owners shall make any claim of either Owner related to or in respect of any of Optionee’s payment or performance obligations required by application of Sections 4, 5, 6 and 7 of this Option within 90 days after the date of the earliest to occur of (A) the expiration of the Option Period, (B) the termination of this Option by Optionee, or (C) the Closing of the Purchase Transaction. If either Owner shall fail to timely make any such claim, such Owner shall be deemed to have waived any such claim, including without limitation any right, remedy or recourse in respect thereof.

For purposes of clarification and notwithstanding any provision in this Option to the contrary, Optionee shall have no obligation (whether by reason of damages, payment, performance or other obligation) to either Owner by application of any provisions of Sections 4, 5, 6, 7, or any other provision of this Option for: (i) a reduction in the value of the Real Property or any portion thereof due to the discovery of hazardous materials or hazardous substances (as defined in any “Environmental Law” (as defined in Section 9(iv))) or any other physical conditions or defects in the Real Property or any portion thereof (the “Defects”); (ii) the cost of remedial measures with respect to such hazardous materials or hazardous substances or Defects; or (iii) either Owner’s liability to third persons (including governmental entities) with respect to such hazardous materials or hazardous substances or Defects. Notwithstanding anything to the contrary set forth in this Option, Owners shall be responsible for and liable for all loss of crops or livestock damage incurred by any tenant of Owners resulting from or arising out of any damage or loss caused by Optionee’s activities or operations on the Real Property, and each Owner, jointly and severally, for such Owner and such Owner’s respective heirs, executors, successors and assigns, agrees to defend, indemnify and save Optionee harmless from and against any claims of any nature made by any tenant of Owners for loss of crops or livestock damage resulting from or arising out of any damage or loss caused by Optionee’s activities or operations on the Real Property.

8.	Leases; Conservation Reserve Program.

(i)	Current Harlow Lease. Optionee and Owners acknowledge that, as of the Effective Date, there exists an oral cash farming lease between Owners and Adam Harlow (“Harlow”) permitting Harlow to farm crops on a certain portion of the Real Property consisting of approximately 80 to 90 acres, the current term of which extends until February 28, 2018 (the “Current Harlow Lease”).

(ii)	Restrictions on Leasing; Conservation Reserve Program. During the Option Period and, if the Option is duly exercised by Optionee, at any time thereafter prior to Closing, each Owner hereby covenants and agrees that such Owner shall not, without the express written consent of Optionee, which consent may be withheld in Optionee’s sole and absolute discretion, do any of the following:

a.	enter into any lease in respect of the Real Property or any part thereof (except Owners may enter into a written farm lease, but only to the extent permitted by, and subject to, the terms and conditions described below in this Section 8 for such leases);

b.	amend, extend, renew or expand the area being farmed under the Current Harlow Lease or otherwise allow the term of the Current Harlow Lease to extend beyond February 28, 2018;

c.	amend, extend or renew any farm lease permitted pursuant to this Section 8 unless such lease, as amended, extended or renewed, contains the terms described below in this Section 8 for such lease;

d.	amend, extend or renew any lease to which Optionee gives its consent pursuant to this Section 8 or otherwise allow any lease to which Optionee gives its consent pursuant to this Section 8 to continue beyond the term consented to by Optionee; or

e.	enroll the Real Property, or any part thereof, in or otherwise subject the same to, the Conservation Reserve Program or similar program.

(iii)	Termination of Current Harlow Lease; Written Farm Leases. Owners agree, concurrently with and as a condition to Optionee’s execution of this Option, to execute a Notice of Termination substantially in the form attached hereto as Exhibit “C”, terminating the Current Harlow Lease as of February 28, 2018. Owners agree to deliver such Notice of Termination to Harlow within three (3) days after Owners’ execution of this Option. For the period from March 1, 2018 through the duration of the Option Period, Owners agree not to enter into any lease in respect of any portion of the Real Property other than a written farm lease on terms reasonably acceptable to Optionee that is for a term no longer than one year, but that will immediately terminate upon notice of exercise of the Option by Optionee.

(iv)	Damages for Early Termination of Farm Lease. If Optionee exercises its Option during the term of any written farm lease with respect to the Real Property, (a) on or after March 1 of a given calendar year, Optionee shall reimburse Owners, as landlord, for (I) the actual amounts expended by Owners or Owners’ tenant in preparation of the land for that year’s crop season, if the crops have not been planted, or (II) the value of the growing or unharvested crops on the Real Property, if any, and the actual amounts, if any, expended by Owners or Owners’ tenant in preparation of the land for the next year’s crop season or (b) prior to March 1 of a given calendar year, Optionee shall reimburse Owners, as landlord, only for the actual amounts, if any, expended by Owners or Owners’ tenant in preparation of the land for that year’s crop season. Owners acknowledge and agree that Owners shall be responsible for allocating such reimbursement received from Optionee between Owners, as landlord, and Owner’s tenant in proportion to their respective interests in the actual amounts expended in preparation of the land and growing or unharvested crops if any. Owners shall be responsible for and liable for all other damages incurred by Owner or Owners’ tenant upon the early termination of a lease pursuant to this Option.

(v)	Termination of Lease upon Exercise of Option. If, as a result of Optionee’s exercise of the Option, a lease permitted pursuant to this Section 8 (other than the Current Harlow Lease, if Closing is before February 28, 2018), is terminated, (a) Owners shall cause Owners’ tenant under such lease to vacate the Real Property and remove from the Real Property all of tenant’s personal property, including any previously harvested crops (whether or not harvested from the Real Property) or cattle being pastured by such tenant within thirty (30) days after the date of termination of the lease, and (b) Owners agree that (I) any planted and growing crops on the Real Property as of the date of termination of any farm lease, and (II) any personal property, any previously harvested crops (whether or not harvested from the Real Property) and any cattle being pastured by a tenant of Owners not completely removed from the Real Property within such thirty (30) day period, shall automatically inure to the benefit of and become the property of Optionee without additional compensation from Optionee, and Optionee may sell, transfer, convey or otherwise dispose of such personal property, crops or cattle as shall be deemed to be appropriate in Optionee’s sole and absolute discretion. If, after expiration of the Current Harlow Lease, Owners enter into a written farm lease with respect to the Real Property in accordance with this Section 8, such lease shall, among other provisions required by this Section 8, contain the provisions set forth in this paragraph.

(vi)	Optionee’s Liability for Early Termination of Lease. Except for Optionee’s obligations for reimbursement expressly set forth in Section 8(iv), Optionee shall have no liability to Owners or Owners’ tenants for any damages incurred by Owners or Owners’ tenants resulting or arising from, out of or in connection with the early termination of any lease in respect of the Real Property, in respect of Owners’ obligation to convey the Real Property free and clear of all leases at Closing (except for the Current Harlow Lease if the date of Closing is before February 28, 2018) or otherwise from Optionee’s exercise of the Option. Each Owner, jointly and severally, and for such Owner, and such Owner’s respective heirs, executors and assigns, agrees to defend, indemnify and save Optionee harmless from and against any claims of any nature by any Owner (including such Owner’s heirs, executors and assigns) or by Owners’ tenants resulting from or arising out of any such damages.

(vii)	Notice of Lease and Termination. Owners shall obtain Optionee’s prior written consent, not to be unreasonably withheld, to any lease for a portion of the Real Property permitted by this Section 8. Upon execution of any such lease, Owners shall deliver a fully executed copy thereof to Optionee. Upon delivery of a notice of termination of any lease as required or permitted under this Section 8, Owners shall deliver a copy thereof to Optionee.

9.            Owner’s Representations and Warranties. Each Owner represents and warrants to Optionee, including Optionee’s successors and assigns under or in respect of this Option, that as of the Effective Date:

(i)	Owners (a) own the Real Property as joint tenants with rights of survivorship, and not as tenants in common, (b) are the sole legal, beneficial and equitable owners of all right, title and interest in and to the Real Property, and (c) have marketable title in the Real Property and good and lawful authority to grant this Option and to convey the Real Property pursuant to this Option.

(ii)	The Real Property is free and clear of all leases (other than the Current Harlow Lease), liens, assessments, covenants, easements, restrictions, other encumbrances and outstanding adverse claims, demands and interests of any nature whatsoever, other than (1) the lien of this Option, (2) any Permitted Exceptions (as defined in Section 13 (iii)), and (3) the following liens of record: NONE.

(iii)	The execution and delivery of this Option, and the performance of and compliance with this Option, by such Owner does not and will not (a) result in any breach or constitute a default (or an event which, with notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, cancellation, or consent, or result in the creation of a lien or encumbrance on the Real Property, pursuant to any agreement, instrument or obligation to which such Owner is a party or by which such Owner is bound, or (b) violate any judgment or order applicable to such Owner.

(iv)	Such Owner has not received any written notice of violations or alleged violations of any federal, state or local law, rule or regulation applicable to the Real Property, including such Owner’s use thereof, that have not been corrected to the satisfaction of the issuer of the notice or which, if uncorrected, would have an adverse effect on the value, use or operation of the Real Property. Without limitation to the preceding sentence and in addition thereto, except as otherwise disclosed by Owners to Optionee in writing prior to the Effective Date, there is no environmental or other condition on or in respect of the Real Property which is, or may become, a violation of any applicable federal, state, county or municipal law, rule, directive, regulation or ordinance of any governmental body relating to environmental protection (collectively, “Environmental Laws”) or relating to zoning, land use or otherwise with respect to the Real Property or any activities of such Owner or such Owner’s predecessor in interest on or relating to the Real Property, and such Owner has not received any notice of any investigation of any such condition or violation.

(v)	Such Owner has not entered into, or agreed to enter into, any agreement with any other person or entity to lease (except for the Current Harlow Lease), assign, sell, convey, hypothecate, mortgage, encumber or otherwise transfer or attempt to do any of the foregoing set forth in this Section 9(v) with respect to any of such Owner’s right, title or interest in or to the Real Property or any portion thereof.

(vi)	Neither the Real Property nor any part thereof is (nor at any time during the five (5) years preceding the Effective Date has been) enrolled in or otherwise subjected to the Conservation Reserve Program or any similar program.

(vii)	Such Owner is solvent, and such Owner has not made a general assignment for the benefit of creditors or a transfer in fraud of creditors, or been adjudicated as bankrupt or insolvent, or a petition filed by or against such Owner for bankruptcy, composition, rearrangement, extension, reorganization, or arrangement pursuant to the Federal Bankruptcy Code or any similar present or future federal or state insolvency or bankruptcy law or statute.

(viii)	Such Owner has not received a notice in respect of any pending or threatened eminent domain proceeding in respect of the Real Property or any part thereof from any public authority.

(ix)	Such Owner has not dealt with any broker or other person in connection with the Purchase Transaction or this Option in any manner that could give rise to a claim for any real estate commissions and broker’s or other fees.

10.         Quiet Title. During the Option Period (and if the Option is duly exercised by Optionee, at any time thereafter prior to Closing), Optionee, at its own expense and with the prior written consent of Owners, which consent shall not be unreasonably withheld, conditioned or delayed, may investigate title to the Real Property and, in each Owner’s name and in the name of Owners collectively, take such action (including the commencement and prosecution of quiet title suits) as it deems advisable to clear title to the Real Property. Each Owner agrees to cooperate with Optionee in all such matters and investigations of title and in clearing title to the Real Property of any title defects. Upon request of Optionee, each Owner will furnish Optionee a copy of all abstracts and title documents to the Real Property that are available to such Owner, but no Owner shall have any obligation to have abstracts made unless reimbursed for the cost thereof by Optionee.

11.          Assignment; Transfer. During the Option Period (and if the Option is duly exercised by Optionee, at any time thereafter prior to Closing), each Owner hereby covenants and agrees that such Owner shall not, without the express written consent of Optionee, which consent may be withheld in Optionee’s sole and absolute discretion, (a) transfer or assign any of its rights under or in respect of this Option, or (b) sell, transfer, convey, mortgage, hypothecate, lease (except as permitted by Section 8) or license, assign, or encumber, whether voluntarily, involuntarily or by operation of law, the Real Property or any part thereof, or any of such Owner’s interest therein. For avoidance of doubt and without limitation to the immediately preceding sentence, during the Option Period (and if the Option is duly exercised by Optionee, at any time thereafter prior to Closing), no Owner shall, without the express written consent of Optionee, which consent may be withheld in Optionee’s sole and absolute discretion, cause or permit the Real Property to be used as security for or to be otherwise encumbered in respect of any indebtedness. To the maximum extent permitted by law, any sale, transfer, conveyance, mortgage, hypothecation, lease, license, assignment, or encumbrance by either Owner, or any attempt by either Owner to do any of the foregoing, with respect to either Owner’s rights under this Option or in respect of the Real Property in violation of this Section 11, shall be deemed to be a nullity ab initio and to be without any force or effect. Optionee may freely assign its rights under or in respect of this Option provided the assignee agrees and assumes the terms and conditions of this Option in writing.

12.          Indemnity. Except to the extent caused by the negligence or willful misconduct of either Owner or the guests, invitees, licensees or agents of either Owner, Optionee shall indemnify and save each Owner harmless from and against (a) any claims by such Owner or any third party for any personal bodily injury (including death) to the extent directly and proximately caused by the negligent acts, negligent omissions or willful misconduct of Optionee or Optionee’s Representatives during the Option Period and, if the Option is duly exercised by Optionee at any time thereafter prior to Closing, (b) any claims by such Owner or any third party for property damage to the extent directly and proximately caused by the negligent acts, negligent omissions or willful misconduct of Optionee or Optionee’s Representatives during the Option Period and, if the Option is duly exercised by Optionee at any time thereafter prior to Closing, and (c) any claims by such Owner for damage or loss to the Real Property to the extent directly and proximately caused by Optionee’s use or occupancy of or Optionee’s activities on the Real Property during the Option Period and, if the Option is duly exercised by Optionee at any time thereafter prior to Closing; provided, however, that clause (b) and clause (c) of this Section 12 shall not be construed to apply to any claims of such Owner for repair or restoration or for reimbursement of the reasonable value of any damage for which Optionee is responsible under Section 4, 5 or 6 of this Option, which claims shall be governed by those Sections and Section 7 of this Option; provided, further, however, that notwithstanding anything in this Option to the contrary, including without limitation, any provision of Section 4, 5, 6, 7 or this Section 12, Optionee shall incur no obligation under this Option in respect of any claims of either Owner or any third party that arise, result or are otherwise suffered after the date of the earlier of the expiration of the Option Period or the termination of the Option by Optionee, if any condition to the Real Property created or caused by Optionee’s use or occupancy of or activities on the Real Property was left in a safe condition and was remediated to the extent necessary to be in full compliance with all Environmental Laws.

13.         Terms and Conditions of Purchase. Upon Optionee’s exercise of the Option, each Owner agrees to sell, transfer, convey and assign all of such Owner’s rights, privileges, title and interests in the Real Property to Optionee, and Optionee agrees to purchase such Owner’s rights, privileges, title and interests in the Real Property from Owner (the “Purchase Transaction”) subject to the following additional covenants, terms, conditions and provisions of this Section 13.

(i)	Closing. The closing (“Closing”) of the Purchase Transaction shall take place on a date and at a time and place mutually agreeable to the Parties but in no event later than sixty (60) days after the Option Exercise Date (“Closing Date”), provided that all conditions to Closing set forth in this Option then have been satisfied or waived in accordance with this Option. Owners shall deliver to Optionee exclusive possession of the Real Property at Closing.

(ii)	Purchase Price.

a.	Amount of Purchase Price. The aggregate purchase price (“Purchase Price”) for the Real Property shall be 220 acres multiplied by the greater of (1) [**] or (2) [**] times the Appraised Per Acre Value of the Real Property. For the avoidance of doubt, for purposes of determining the Purchase Price, the Parties agree that the Real Property consists of 220 acres, whether the Real Property actually contains more or less.

b.	Appraised Per Acre Value. As used in this Option, the “Appraised Per Acre Value” of the Real Property shall be the per acre value of the Real Property at the time of the Option Exercise Date as determined in accordance with this Section 13(ii)(b). The Parties agree that in determining the Appraised Per Acre Value, consideration shall be given only to the fair market value of the Real Property assuming the same will be used solely for agricultural purposes or grazing land. Owners and Optionee shall attempt in good faith to arrive at the Appraised Per Acre Value of the Real Property, and if they reach an agreement, such value shall be the Appraised Per Acre Value. If they fail to agree within fifteen (15) days after the Option Exercise Date, then Optionee and Owners (collectively) shall each appoint one appraiser familiar with real property values of similarly situated land in Pawnee or Johnson County, Nebraska or the surrounding area. Such appraisers shall promptly appoint a third appraiser who also shall be familiar with real property values of similarly situated land in Pawnee or Johnson County, Nebraska or the surrounding area. Each appraiser shall promptly prepare an appraisal of the fair market per acre value of the Real Property assuming the same will be used solely for agricultural purposes or grazing land. If Optionee and Owners cannot in good faith arrive at the Appraised Per Acre Value by mutual agreement, then the Appraised Per Acre Value as contemplated by this Section shall be determined by averaging the fair market per acre value of the Real Property determinations of the two appraisers of the three appraisers appointed pursuant to this Section whose determinations of the Appraised Per Acre Value are closest, and such average then shall be deemed to be the “Appraised Per Acre Value” and shall be final and binding on both Optionee and Owners (collectively). The fees and expenses of the appraiser selected by a Party shall be borne by such Party, and the fees and expenses of the third appraiser shall be borne equally by the Parties. Each appraiser appointed pursuant to this Section shall be required to (i) be a registered real property appraiser (as defined in Neb. Rev. Stat., Section 76-2217.01 (as amended from time to time)) meeting the then current minimum qualifications set forth in Neb. Rev. Stat., Section 76-2229.01 (2)(c) and (ii) hold a current designation as a certified Member of the Appraisal Institute (“MAI”).

c.	Payment of Purchase Price. The Purchase Price, after crediting the Earnest Deposit and Closing adjustments in the manner provided in this Option, shall be paid in full at Closing by wire transfer or other immediately available funds. The Option Payment shall not be deducted from the Purchase Price. At Closing, the Purchase Price net proceeds shall be paid by Optionee to Victor and Juanita Woltemath, as joint tenants (or to the survivor of them).

d.	Reservation of Net Smelter Return. In addition to the Purchase Price, upon Closing of the Purchase Transaction, Optionee shall pay to Owners, on an annual basis, an aggregate Net Smelter Return as set forth herein. As used in this Option, “Net Smelter Return” means two percent (2%) of the net proceeds received by Optionee from a mill, refinery, smelter or other purchaser of production from the minerals extracted from the Real Property after deductions for the following: all mill, refinery, or smelter charges; transportation and insurance costs for the handling and shipping of the shipped product; gross production, severance and similar taxes inuring on or measured by production or sales; and penalties, assaying, and sampling charges. Optionee shall, on an annual basis after beginning any mining operations with respect to the Real Property, calculate the Net Smelter Return, if any, due to Owners for the immediately preceding year and deliver to Owners a statement showing such calculations, regardless of whether any Net Smelter Return is due. The statement and the amounts paid are conclusively presumed to be correct and accepted by Owners unless within thirty (30) days following receipt, either Owner has delivered a written notice to Optionee in the manner required by Section 14 specifying such Owner’s objection to the statement or the amount paid. If a Net Smelter Return is due to Owners for the immediately preceding year, Optionee shall, at such time as the statement is delivered, pay to Owners the Net Smelter Return due to Owners, by wire transfer or other immediately available funds. Any Net Smelter Return that is due hereunder shall be paid to Victor and Juanita Woltemath, as joint tenants (or to the survivor of them). Optionee shall not be obligated to provide a statement required under this Section 13(ii)(d) for any year in which Optionee conducted no mining operations with respect to the Real Property. If Optionee exercises its right to purchase the Real Property, and elects to Close the Purchase Transaction, then Victor and Juanita Woltemath, as joint tenants (or the survivor of them), may reserve in the Deed, in favor of Victor and Juanita Woltemath, as joint tenants (or the survivor of them) and their heirs, executors, successors, assigns, personal representatives and legal representatives, all of their right, title and interest in and to, and in respect of, the Net Smelter Return to be paid to them, as joint tenants (or to the survivor of them), pursuant to the provisions of this Option. Optionee will accept at Closing a Deed from Owners containing a reservation of the right to be paid the Net Smelter Return, and Optionee will thereafter record such Deed and execute and record any additional documentation or instruments as may be necessary or reasonably appropriate for such purposes.

e.	Personal Property. For the avoidance of doubt, if Optionee exercises this Option and elects to Close on the Purchase Transaction, Optionee is not purchasing, and Owners shall be entitled to remove, all of Owners’ personal property, including any previously harvested crops or hay (whether or not harvested from the Real Property), cattle being pastured by Owners on the Real Property, and other personal effects, that exist on the Real Property prior to the date of Closing. Subject to Victor’s right to pasture in the Pasture Portion as set forth in Section 13(ii)(f) below, Owners shall remove all of Owners’ personal property from the Real Property prior to (i) the date of Closing or (ii) if Optionee, in its sole and absolute discretion, consents in writing prior to the date of Closing, such later date as consented to by Optionee (subsection (i) or (ii), as applicable, the “Removal Date”). Subject to Victor’s right to pasture in the Pasture Portion as set forth in Section 13(ii)(f) below, Owners agree that any personal property, including any previously harvested crops (whether or not harvested from the Real Property), cattle and other personal effects, not completely removed from the Real Property as of the Removal Date shall automatically inure to the benefit of and become the property of Optionee without additional compensation from Optionee, and Optionee may sell, transfer, convey or otherwise dispose of such personal property as shall be deemed to be appropriate in Optionee’s sole and absolute discretion.

f.	Right to Pasture; Owners’ Farming Activities. The Parties acknowledge that, as of the Effective Date, Victor may be pasturing cattle on that portion of the Real Property legally described as follows:

SE1/4 of the SW1/4 of Section 33, Township 4 North, Range 11 East of the 6th Principal Meridian in Johnson County, Nebraska (“Pasture Portion”).

If, at Closing, Victor is then living, Optionee agrees to permit Victor to pasture cattle on the Pasture Portion after Closing subject to and in accordance with the terms and conditions set forth in the Lease attached hereto as Exhibit “D” (the “Lease)”, and Optionee and Victor will execute and deliver, at Closing, signed counterparts of the Lease. Owners agree that the right to pasture cattle on the Real Property after Closing of the Purchase Transaction is subject to the terms and conditions of the Lease and is personal to Victor and cannot be assigned or otherwise transferred to any other person by either Owner. Other than payment of the Purchase Price at Closing and subject to Owner’s rights set forth in this Section 13(ii)(f) with respect to the Pasture Portion, Optionee shall have no liability to Owners for any damages incurred by Owners as a result of or arising from, out of or in connection with the early termination of any of Owners’ farming (whether crops or hay) or pasturing activities on the Real Property as a result of Optionee’s exercise of the Option. Except as provided in Section 8(iv), Optionee does not owe Owners any additional amount for the value of any growing or unharvested crops or hay on the Real Property at the time of Closing or for any amounts expended by Owners in preparation of the Real Property for the crop year (or hay season) in which Closing takes place or the crop year (or hay season) following the year (or season) in which Closing takes place. Unless Optionee elects (at its sole and absolute discretion) to permit Owners to continue to farm the Real Property pursuant to Section 15(xii) and subject to the provisions of Section 8, any planted and growing crops or hay on the Real Property as of the date of Optionee’s exercise of the Option shall automatically inure to the benefit of and become the property of Optionee, and Optionee may sell, transfer, convey or otherwise dispose of such crops or hay as shall be deemed to be appropriate in Optionee’s sole and absolute discretion.

(iii)	Title Insurance. Owners shall deliver to Optionee within fifteen (15) days after the Option Exercise Date, a commitment (the “Commitment”) for an Owner’s Title Insurance Policy in the amount of the Purchase Price issued by a title insurance company (the “Title Company”) reasonably acceptable to Optionee, together with legible copies of all documents identified on the Commitment as exceptions to the title. The Commitment shall fully describe the Real Property, name Optionee (or Optionee’s assignee of or under this Option) as the party to be insured under the Owner’s Title Insurance Policy and commit to insure Optionee with indefeasible, good and marketable title to the Real Property in the full amount of the Purchase Price, free and clear of all liens, assessments, covenants, easements, restrictions and encumbrances of any nature whatsoever other than: (A) personal property taxes, general real estate taxes, and special assessments for public improvements (including any installments of such special assessments) that are not yet delinquent; and (B) such other exceptions to which Optionee has agreed in, or by application of, any provision in this Option. Whenever used in this Option, “Permitted Exceptions” shall mean and refer to the matters identified in clause (A) and (B) of this Section 13(iii). The Commitment shall commit to issue, at Optionee’s sole cost, such endorsements as Optionee may select in its sole and absolute discretion. If Optionee has any objection to items disclosed in the Commitment, Optionee shall have fifteen (15) days after the date of delivery of the Commitment from Owners to Optionee to make written objections to Owners. If Optionee makes such objections, Owners shall use their collective best efforts to cure the same within thirty (30) days after receipt of such notification from Optionee (“Title Cure Period”). If the title defects noted by Optionee are not cured within the Title Cure Period, Optionee may, in its sole and absolute discretion, elect either to (X) terminate this Option, (Y) waive such objections (the same then becoming Permitted Exceptions) and Close the Purchase Transaction, subject to any other right of Optionee to terminate this Option and the satisfaction of all other conditions required to be performed by Owners in this Option, or (Z) permit Owners additional time in which to cure such defects, and if necessary, extend the time in which the Parties must Close the Purchase Transaction, provided that if Owners are unable to cure the defects within the additional time provided by Optionee, Optionee may elect, in its sole and absolute discretion, to proceed under subsections (X) or (Y) of this Section 13(iii).

(iv)	Closing Deliverables.

a.	Owner’s Closing Documents. At Closing, Owners shall deliver to Optionee:

I.	a general warranty deed (“Deed”) duly executed and acknowledged by Victor and Juanita Woltemath, as joint tenants (or the survivor of them), conveying marketable title in fee simple in the Real Property, free and clear of all liens, assessments, covenants, easements, restrictions and encumbrances of any nature whatsoever other than the Permitted Exceptions, provided that Owners (as joint tenants, or the survivor of them) shall be permitted to reserve in such deed the right to be paid the Net Smelter Return as contemplated by Section 13(ii)(d).

II.	all other Owner documents necessary to Close the Purchase Transaction in accordance with the terms of this Option and such other documents and instruments (including without limitation, any consents, instruments or other documents required to be executed by the spouse, if any, of such Owner) as may be required by the Title Company to issue the Owner’s Title Insurance Policy or as may otherwise be required to be furnished by Owner;

III.	a non-foreign person affidavit acceptable to the Title Company;

IV.	a duly executed agreement in form and substance satisfactory to Optionee as determined by Optionee in Optionee’s sole and absolute discretion terminating any lease to which Optionee has given its written consent pursuant to Section 8 as of the Closing Date; and

V.	if Victor is then living at the time of Closing, a duly executed counterpart of the Lease in the form attached hereto as Exhibit “D”.

b.	Optionee’s Closing Documents. At Closing, Optionee shall:

I.	pay the Purchase Price after crediting the Earnest Deposit and Closing adjustments as provided in this Option;

II.	deliver to Owners all other Optionee documents necessary to Close the Purchase Transaction in accordance with the terms of this Option; and

III.	if Victor is then living at the time of Closing, a duly executed counterpart of the Lease in the substantially the form attached hereto as Exhibit “D”.

(v)	Expenses to be Paid at or prior to Closing.

a.	Owners’ Expenses. Owners shall pay half of all costs of obtaining the Owner’s Title Insurance Policy, half of all costs of any escrow fee, all applicable real estate transfer taxes, and all of Owners’ attorney’s fees. Owners shall also pay all costs of preparation of the Deed if prepared by Owners’ attorney(s); all costs of correcting defects in title (including any recording fees attributable thereto); and all other expenses stipulated to be paid by Owners under other provisions of this Option.

b.	Optionee’s Expenses. Optionee shall pay half of all costs of obtaining the Owner’s Title Insurance Policy, all costs associated with any endorsements selected by Optionee, half of all costs of any escrow fee, all survey costs, if any, all costs of recording the Deed (excluding, however, documentary taxes), all of Optionee’s attorney’s fees, and ail other expenses stipulated to be paid by Optionee under other provisions of this Option.

(vi)	Prorations. Owners shall pay in full on or before Closing all personal property taxes, general real estate taxes and installments of special assessments that become delinquent prior to the year of Closing. All personal property taxes, general real estate taxes, and special assessments (including any installments of special assessments) that become delinquent in the year of Closing shall be treated as current and shall be prorated as of the date of the Closing. All utility charges for periods prior to Closing shall be paid by Owners unless related to the activities of Optionee in respect of this Option, all of which shall be paid by Optionee.

(vii)	Conditions to Closing. Optionee’s obligation to Close the Purchase Transaction is specifically conditioned upon the satisfaction, or waiver by Optionee, in Optionee’s sole and absolute discretion, of the following:

a.	All representations and warranties of each Owner made in Section 9 shall be true, accurate and complete in all material respects at Closing.

b.	There shall be no unpaid bills, charges, costs, or expenses of any kind which create or permit the filing of a statutory or other lien of any kind against the Real Property.

c.	No Owner shall then be in default under or in respect of any of such Owner’s obligations under this Option, including any covenant of such Owner set forth in this Option.

d.	At Closing, Optionee shall acquire one hundred percent (100%) of the Real Property by the Deed duly executed and delivered by Owners in the form required by this Option.

(viii)	Failure to Close Purchase Transaction.

a.	Failure by Owner. In the event either Owner fails or refuses to Close the Purchase Transaction in accordance with this Option when and if required by this Option to do so, including by either Owner’s failure, refusal or inability to deliver the Deed at Closing in the form required by this Option or any of the other Owner’s Closing documents, Optionee shall be entitled to pursue any right, remedy or recourse in law or equity that Optionee may have by reason of such default, including the remedy of specific performance to Close the Purchase Transaction or, in the alternative, at Optionee’s sole and absolute discretion, Optionee may elect to terminate this Option, in which event Owners shall promptly refund the Earnest Deposit to Optionee and this Option shall be deemed to be of no further force or effect.

b.	Failure by Optionee. In the event Optionee fails or refuses to Close the Purchase Transaction in accordance with this Option when and if required by this Option to do so, then as each Owner’s sole and exclusive remedy for Optionee’s failure or refusal to so Close, Owners shall have and recover, as liquidated damages therefor, the Earnest Deposit, it being understood that the Parties agree that each Owner shall sustain damages as a result of Optionee’s failure or refusal to so Close the Purchase Transaction in an amount not clearly ascertainable to the Parties as of the Effective Date. Each Owner hereby waives to the maximum extent permitted by law any other right, remedy or recourse otherwise available to such Owner as a result of such failure or refusal of Optionee to so Close the Purchase Transaction.

14.         Notices. All notices and other communications to either Party shall be in writing, personally delivered or sent by overnight courier or United States certified or registered mail, return receipt requested, at the address set forth below until either Party shall give notice of change of address by personal delivery, overnight courier or United States certified or registered mail, return receipt requested, which change of address so communicated shall thereafter be treated as the address of the Party giving such notice. Notice to either Owner at the address set forth below shall constitute notice to both Owners. The addresses of the Parties for receipt of any such notice are:

If to Owners:	Victor L. Woltemath and Juanita E. Woltemath 62044 720 Rd. Elk Creek, Nebraska 68348

If to Optionee:	Elk Creek Resources Corp. Attn: Scott Honan 386 Broadway, PO Box 506 Tecumseh, Nebraska 68450

15.	Other Terms and Conditions.

(i)	Binding Agreement. This Option, and all covenants and conditions herein contained, shall extend to and be binding upon, and will inure to the benefit of and be enforceable by and against, the Parties and their respective heirs, executors, personal representatives, legal representatives, administrators, successors, assigns, trustees and any subsequent owner of, or anyone holding any right, title or interest in or to, all or any part of the Real Property.

(ii)	Entire Agreement. This Option includes all Exhibits. This Option constitutes the sole and only agreement between Owners and Optionee pertaining to the Purchase Transaction or any transactions contemplated by this Option and supersedes any prior understandings or written or oral agreement between them in respect of such matters, including without limitation the Original Option. For avoidance of any doubt, in furtherance of the immediately preceding sentence, and without limitation or prejudice thereto, the Parties acknowledge and agree that this Option, as of the Effective Date, governs the rights and obligations of the Parties with respect to the Real Property; provided that the Parties agree that they will also enter into and execute, contemporaneously with this Option, the Pawnee County Option in the form attached hereto as Exhibit “B”. Upon execution of both this Option and Pawnee County Option, Optionee will release, of record, the prior Memorandum of Exploration Lease Agreement and Option to Purchase, dated March 25, 2010, as modified by the First Amendment to Memorandum of Option Agreement, dated December 30, 2014, with respect to Real Property, by recording the Memorandum of Option to Purchase attached hereto as Exhibit “A” in the Register of Deeds Office of Johnson County, Nebraska. No modification, alteration, or amendment of this Option and no waiver of any provision of this Option shall be valid or effective unless made in a writing executed by all Parties.

(iii)	Severability. If any provision of this Option shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Option.

(iv)	Governing Law; Venue. This Option shall be governed by and construed in accordance with the laws of the State of Nebraska. The Parties agree that, except to the extent a court in the county where the Real Property (or portion thereof) is situated shall have exclusive jurisdiction over such matters, any action or claim arising out of, or any dispute in connection with, this Option, any rights, remedies, obligations, or duties hereunder, or the performance or enforcement hereof or thereof, may only be brought in the state or federal courts of the State of Nebraska sitting in Douglas County, Nebraska, and each Party consents to the non-exclusive jurisdiction of such courts. Each Party hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court.

(v)	Construction. Captions used in this Option are for convenience and shall not be used in the construction of this Option. Words of any gender used in this Option shall be held and construed to include any other gender, and words in the singular number shall be held to include plural, and vice versa, unless the context requires otherwise. Notwithstanding the fact that this Option may have been prepared by counsel for one of the Parties, the Parties confirm that they and their respective counsel have reviewed, negotiated and adopted this Option as the joint agreement and understanding of the Parties, and this Option is to be construed as a whole and any presumption that ambiguities are to be resolved against the primary drafting party shall not apply. Whenever used in this Option, “Exhibit” means and refers to an Exhibit attached to this Option; “include”, “includes”, “included”, “including” and words of similar import shall be construed as if followed by the phrase “without limitation” or “but be not limited to” as the context may require, whether or not sometimes so stated.

(vi)	Counterparts. This Option may be executed in any number of counterparts and each such executed counterpart shall be deemed to be an original instrument, and all such executed counterparts together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page.

(vii)	Time is of the Essence. Time shall be considered to be of the essence in respect to all performance or other matters related to this Option.

(viii)	1031 Exchange. Upon Owners’ request, Optionee agrees to reasonably cooperate with Owners to permit Owners to effect a tax-deferred, like-kind exchange or to otherwise effect an exchange of real property in accordance with the provisions of Internal Revenue Code § 1031, provided that Optionee shall not be required to incur any additional costs, liabilities or delays in connection such exchange.

(ix)	No Waiver. The failure of a Party to act upon a default of another in any of the terms, conditions, or obligations under this Option, unless otherwise expressly provided in this Option, shall not be deemed a waiver of any subsequent breach or default of the same or different terms, conditions, or obligations of such defaulting Party.

(x)	Survival. Whether or not otherwise expressly stated in this Option, all covenants, terms, conditions, and other provisions in this Option shall survive the expiration of the Option Period, the termination of the Option by Optionee, or the Closing of the Purchase Transaction as may be necessary in order to give full force and effect to this Option and each covenant, term, condition and other provision of this Option. Without limitation or prejudice to the preceding sentence, ail rights and obligations of each Party under this Option, all rights to payments, however limited, all causes of action, all waivers, all limitations attributable to events occurring prior to the expiration of the Option Period, the termination of the Option by Optionee or the Closing, as applicable, all limitations on warranties, all representations, warranties, indemnifications, and all provisions of this Option that may apply at any time thereafter shall be deemed to survive the expiration of the Option Period, the termination of the Option by Optionee or the Closing, as applicable. The provisions of this Section 15(x) shall survive expiration of the Option Period, the termination of the Option by Optionee or the Closing, as applicable.

(xi)	First Right to Farm. If, after Closing, Optionee elects, in its sole and absolute discretion, to allow any person to farm all or any portion of the Real Property, Optionee shall, before offering to any other person the right to farm all or any portion of the Real Property, offer to Owners the right to farm all or such portion of the Real Property upon written terms and conditions satisfactory to Optionee; provided, however, that nothing in this Option shall preclude Optionee from making an offer to a third person, whether or not with the same terms, if the Parties are unable to mutually agree upon such lease terms for Owners’ farming of the Real Property within ten (10) days after Optionee’s offer to Owners. If Optionee permits, in its sole and absolute discretion, Owners to farm all or a portion of the Real Property after Closing as provided herein, Optionee agrees it will not retain a third-party management company to perform Optionee’s responsibilities as landlord of the Real Property.

(xii)	Compliance with Laws. Optionee agrees to materially comply with all applicable local, state and federal rules and regulations concerning the activities and operations of Optionee permitted under Sections 4, 5, and 6 of this Option, including, if applicable, requirements for posting of bonds or sureties in connection with such activities and any applicable zoning laws.

(xiii)	Relationship of the Parties. Nothing contained in this Agreement shall be deemed or construed by the Parties, nor by any third party, as creating an independent contractor relationship, employer/employee relationship, partnership or joint venture between the Parties.

16.         Memorandum of Option. Upon execution of this Option to Purchase, each Owner and Optionee shall contemporaneously execute the Memorandum of Option attached as Exhibit “A” and incorporated by this reference (“Memorandum of Option”). The Memorandum of Option shall be recorded at the Register of Deeds Office of Johnson County, Nebraska at the expense of Optionee. Within thirty (30) days after the earlier to occur of the expiration of the Option Period or the termination of this Option by Optionee, Optionee, at Optionee’s expense, shall sign and record a release of the Memorandum of Option.

In Witness Whereof, this Option to Purchase is executed as of the Effective Date.

“OWNERS”	“OPTIONEE”

ELK CREEK RESOURCES CORP.,
/s/ Victor L. Woltemath	a Nebraska corporation
Victor L. Woltemath

	BY:	/s/ Scott Honan
/s/ Juanita E. Woltemath		Scott Honan, President
Juanita E. Woltemath

STATE OF NEBRASKA		)
		)	ss:
COUNTY OF	Pawnee	)

Before me, a Notary public qualified for said County, personally came Victor L. Woltemath, known to me to be the identical person who signed the foregoing instrument and acknowledged the execution thereof to be his voluntary act and deed.

Witness my hand and notarial seal on
January 4, 2017	/s/ Loren Joe Stehlik

My Commission
Expires:	October 1, 2019
Notary Public

STATE OF NEBRASKA		)
		)	ss:
COUNTY OF	Pawnee	)

Before me, a Notary public qualified for said County, personally came Juanita E. Woltemath, known to me to be the identical person who signed the foregoing instrument and acknowledged the execution thereof to be her voluntary act and deed.

Witness my hand and notarial seal on
January 4, 2017	/s/ Loren Joe Stehlik

My Commission
Expires:	October 1, 2019
Notary Public

STATE OF	NEBRASKA	)

		)	ss:
COUNTY OF	Pawnee	)

Before me, a Notary public qualified for said County, personally came Scott Honan, known to me to be the President of Elk Creek Resources Corp., a Nebraska corporation, the identical person who signed the foregoing instrument and acknowledged the execution thereof to be his voluntary act and deed on behalf of the corporation.

Witness my hand and notarial seal on
January 4, 2017	/s/ Loren Joe Stehlik

My Commission
Expires:	October 1, 2019
Notary Public

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